Exhibit 99.1

Lightwave Logic, Inc. CEO Sends Open Letter to Shareholders, Updating Company's Progress

March 2, 2009

NEWARK, Del., March 2 /PRNewswire-FirstCall/ -- Lightwave Logic, Inc. (OTC Bulletin Board: LWLG; http://lightwavelogic.com), a technology company focused on the development of electro-optic polymer materials for applications in high speed fiber-optic telecommunications and optical computing, announced today that it sent an Open Letter to its Shareholders.

Open Letter to Lightwave Logic, Inc. Shareholders

Dear Shareholders:

I am writing to share with you the significant transformations our company has experienced over the past six months, and to express my strong belief that these transformations are positioning us for a strong future.

In recent months, Lightwave has made extraordinary progress in the development of our Perkinamine class materials. Although these materials involve complex chemistry and difficult engineering, I continue to have the utmost confidence in Dr. David Eaton, our Chief Technology Officer, along with the rest of our world class science and technology team. As the focus of our technology transforms from physics to chemistry, our science and technology team has grown and evolved to reflect these changes. We have recently added two veteran synthetic chemists to our team to bolster our abilities and focus our efforts on the chemical challenges of our technological developments. Dr. Howard Simmons and Dr. Anthony Cocuzza are experts in complex organic synthesis and its scale-up to commercial status. We have also developed a strong relationship with the Chemistry Department at the University of Delaware. We have strengthened our relations with our strategic partner, Photon-X, and our physics consultant, Dr. C. C. Teng, to enable testing of our materials and fabrication of prototype devices.

We currently have significant amounts of our Perkinamine class material in process, and we are continuing to characterize these material samples as we ready them for spin-coat polymer based thin films. Absent any unanticipated obstacles, we expect to start our next phase of test samples within several weeks and anticipate measuring the electro-optic properties of these materials shortly thereafter.

Regarding our intellectual property portfolio, we are waiting for imminent office action from the US Patent Office on our first comprehensive patent application, and we are in the midst of the examination process in both Japan and Canada. European office actions (EPO) will follow. Our intellectual property is our strength.

On the administrative front, we have recently moved our principal executive offices to 121 Continental Drive, Suite 110, Newark, Delaware 19713. As a result of the evolution of our executive team and the strengthening of our board of directors, we elected not to renew our management agreement with Universal Capital Management, Inc., which terminated on February 28, 2009. Universal Capital Management is no longer a related party, and all correspondence with our company should be directed to our new offices. Additionally, we hope to have our new website launched sometime during the next few weeks.

We are aware of the apprehension in the equity markets during these challenging times, and in the short term, we believe we possess an adequate level of capital resources to enable us to focus our efforts on successfully developing our ground breaking technology. Our company has no debt instruments in place and we believe that investment in emerging technology companies will continue to be supported. We hope to build a strong financial foundation to successfully develop our electo-optic products and to maximize shareholder value. We are excited about our near term opportunities and we appreciate your continued support as we prepare to bring this "game changing" technology to market.

Let me close by stating unequivocally that we have met every challenge that has been presented, and we are continuing to move toward our objective of delivering the independent validated definitive r33 test results we have all been expecting. You should expect to hear from me again at the end of March.

Sincerely,

Jim Marcelli,

Chief Executive Officer

March 2, 2009

About Light wave Logic, Inc.

Lightwave Logic, Inc. is a development stage company, moving toward prototype demonstration and commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Please visit the Company's website, www.lightwavelogic.com, for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.